Exhibit 10.4

December 12, 2003

Equifin, Inc.

Equinox Business Credit Corp.

1011 Highway 71

Spring Lake, New Jersey 07762

Re:          Additional Funding

Reference is hereby made to that certain Securities Purchase Agreement dated as of December     , 2003 by and among Equifin, Inc. (“Equifin”), Equinox Business Credit Corp. (“EBCC”) and Laurus Master Fund, Ltd. (“Laurus”) (the “Purchase Agreement”) pursuant to which, among other things, Equifin and EBCC jointly and severally issued to Laurus a secured convertible promissory note in the aggregate principal amount of $1,100,000 (the ‘Note”) as part of a financing facility that shall permit borrowings of up an aggregate of three million dollars ($3,000,000) outstanding at any time. Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement or the Note, as applicable.

So long as (i) no Event of Default (as defined in the Foothill Agreement) has been declared and remains uncured or waived or has occurred and is continuing beyond any applicable grace period and (ii) no Event of Default has been declared and remains uncured or waived or has occurred and is continuing beyond any applicable grace period under the Purchase Agreement, the Note, or the Related Agreements (each a “Funding Default”), and (iii) Equifin has a sufficient number of authorized shares of its Common Stock that would be required to be registered to permit the full conversion of such Note, Laurus agrees to make available to Borrower an amount equal to the Laurus Funding Obligation minus any and all amounts previously funded to Borrower on or prior the date of the Funding Request (below)(the “Incremental Funding Amount”) that are still outstanding. The Incremental Funding Amount will be disbursed in two hundred fifty thousand dollar increments (each, an “Incremental Funding Note”).  For the avoidance of doubt, amounts that are borrowed and repaid, can be reborrowed in accordance with the terms and conditions contained herein.

Subject to availability as aforesaid, Laurus shall upon three (3) business days prior written request of Borrower (a “Funding Request”) substantially in the form attached hereto as Exhibit A, disburse to Borrower as per the Funding Request such portion of the Incremental Funding Amount as Laurus determines in good faith to be available in accordance with the foregoing formula, based,  upon the Funding Request and Laurus’ “Permitted Discretion” (as such term is defined in the Foothill Agreement) based upon its due diligence reviews, from time to time, of Borrower. EBCC and Equifin will jointly and severally issue an Incremental Funding Note in an amount equal to the Incremental Funding Amount set forth in the Funding Request and to be funded by Laurus. Each Incremental Funding Note, and the other terms and conditions related thereto and to each additional funding, will (subject to Section 2(b) of the Purchase Agreement) be on substantially identical terms as outlined in the Purchase Agreement, the Note and the Related Agreements.   For the avoidance of doubt, in connection with each such additional funding: the “Fixed Conversion Price” shall be equal to 100% of the volume weighted average price of EquiFin’s common stock for the five (5) trading days’ immediately prior to the date of the issuance of such Incremental Funding Note, and said note shall provide for minimum amortization of 1.5% of the original principal amount per month thereof for the period prior to December 1, 2004 and minimum amortization of 1.6% of the original principal amount per month thereof for the period after December 1, 2004 (with additional amortization required based upon the Borrowing Base and the value of the Collateral on terms identical to the Note (but taking into account additional Incremental Funding Notes that are then issued and outstanding, i.e. the aggregate amounts outstanding under the Note and the Incremental Funding Notes shall not exceed eleven and one half percent (11.5%) of the Borrowing Base, and the then outstanding amount under the Foothill Note shall not exceed 35% of the value (as determined by the Company in good faith and reported to Foothill) of the collateral for the Eligible Notes).

This is not and shall not be deemed to be a binding agreement by Laurus to honor any Funding Request except as set forth herein. Laurus’ obligation to fund additional amounts shall be subject to the execution and delivery by each of Equifin and EBCC respectively of agreements and other documentation required by Laurus in its sole discretion, exercised reasonably, in accordance with the terms and conditions set forth herein. In the event Equifin or EBCC is unable for any reason to satisfy the conditions to funding set forth herein by the third anniversary of the date hereof, this letter shall automatically terminate unless extended in writing in Laurus discretion.

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first written above.

EQUIFIN, INC.

By:
Name:
Title:

EQUINOX BUSINESS CREDIT CORP.

By:
Name:
Title:

LAURUS MASTER FUND, LTD.

By:
Name:
Title:

Address for Notices: 825 Third Avenue, 14th Floor New York, New York 10022 Attention: David Grin Facsimile: 212-541-4434

Exhibit A

Funding Request

DATE:

BORROWER NAME:

1.	Foothill Borrowing Base (detailed certificate attached)	$

2.	Applicable advance rate	11.5%

3.	Accounts Availability (Line 1 multiplied by Line 2)	$

4.	Applicable Deductions (related to Notes)
Accrued and unpaid Interest
Accrued and unpaid Fees
$

5.	Gross Amount available (Line # 3 minus # 4)	$

6.	Maximum Aggregate Amount Available		$3,000,000

7.	Total Amount Available (lesser of line #5 or line #6)	$

8.	Aggregate Principal amount of Notes Outstanding issued to date	$

9.	Net Incremental Funding Amount Available (line #7 minus line #8)	$

10.	Incremental Funding Requested (minimum $250,000 and less than #9)	$

The undersigned hereby certifies that all of the foregoing information regarding the Borrowing Base is true and correct on the date hereof and no Event of Default (as defined in the Foothill Agreement) has been declared and remains uncured or waived or has occurred and is continuing beyond any applicable grace period and all such amounts listed as Eligible Purchased Accounts and Eligible Notes Receivable are such within the meaning given such terms in the Foothill Agreement.

EQUINOX BUSINESS CREDIT CORP.

By:
Name:
Title: